Exhibit 99.1

Lulus Announces Review of Strategic Alternatives

CHICO, Calif., July 13, 2026 (GLOBE NEWSWIRE) -- Lulu’s Fashion Lounge Holdings, Inc. (Nasdaq: LVLU) (“Lulus” or the “Company”) announced today that its Board of Directors has formed a special committee of independent directors to evaluate strategic alternatives available to the Company to maximize stockholder value (the "Special Committee"). These alternatives may include a possible transaction involving the Company, as well as continued execution of the Company’s standalone strategic plan.

The Special Committee has retained Solomon Partners as its financial advisor and Willkie Farr & Gallagher LLP as its legal advisor to assist in connection with the strategic review process.

There is no assurance or guarantee that the review process will lead to any strategic transaction. The Company and the Special Committee do not intend to provide updates unless and until a specific course of action is approved and further disclosure is deemed appropriate.

About Lulus

Headquartered in California, but serving millions of customers worldwide, Lulus is a women’s clothing brand offering modern, feminine styles at accessible prices for every occasion. Our goal is to make every customer feel their most confident and beautiful for the moments that matter most. Founded in 1996 and delivering fresh styles almost every day, Lulus uses direct customer feedback and insights to refine product offerings and elevate the customer experience. Lulus’ world-class personal stylists, bridal concierge, and customer care team provide thoughtful, personalized service to shoppers around the world. Follow @lulus on Instagram and @lulus on TikTok. Lulus is a registered trademark of Lulu’s Fashion Lounge, LLC. All rights reserved.

Forward-Looking Statements

This press release contains “forward-looking statements” within the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements, including but not limited to statements regarding the strategic review process being conducted by the Special Committee and the potential outcomes and timing of the review process. These statements are based on current expectations and assumptions and are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results to differ materially from those expressed or implied. Factors that could cause actual results to differ include, without limitation: the possibility that the strategic review process may not result in any transaction; the disruptive impact of the review on the Company’s business, operations, employees, and other counterparties; the timing and structure of any potential transaction; market conditions in the Company's industry; and the risk factors discussed in Part I, Item 1A, “Risk Factors” in Lulus’ Annual Report on Form 10-K for the fiscal year ended December 28, 2025 and our other filings with the Securities and Exchange Commission. While Lulus may elect to update such forward-looking statements at some point in the future, it disclaims any obligation to do so, except as required by law, even if subsequent events cause its views to change.

Contact

Corporate Communications investors@lulus.com